Exhibit 21.1

Dover Motorsports, Inc.

Subsidiaries of Registrant at December 31, 2002

Dover International Speedway, Inc.

Nashville Speedway, USA, Inc.

Grand Prix Association of Long Beach, Inc.

Gateway International Motorsports Corporation

Gateway International Services Corporation

Memphis International Motorsports Corporation

M & N Services Corp